Exhibit T3A.7
ARTICLES OF ORGANIZATION
OF
IBC SERVICES, LLC
     The undersigned, for the purpose of forming a limited liability company under the Missouri Limited Liability Company Act (the “Act”), hereby makes, acknowledges and files the following Articles of Organization:
     FIRST. The name of the limited liability company (the “Company”) is:
IBC Services, LLC
     SECOND. The purpose for which the Company is organized is to engage in any lawful business for which a limited liability company may be organized under the Act.
     In addition to the powers and privileges conferred upon the Company by law, by the Company’s Operating Agreement, and those incidental thereto, the Company shall possess and may exercise all the powers and privileges that are necessary or convenient to effect any or all of the purposes for which the Company is organized.
     THIRD. The address of the Company’s registered office in the State of Missouri is 120 South Central Avenue, Clayton, Missouri 63105. The name of its registered agent at such address is CT Corporation System.
     FOURTH. The management of the Company is vested in one or more managers as provided in the Company’s Operating Agreement.
     FIFTH. Unless dissolved sooner pursuant to the Act, these Articles of Organization, or the Company’s Operating Agreement, the Company shall be dissolved only upon the first to occur of the following events:
     (a) The unanimous written agreement of the Members to dissolve.
     (b) Upon the entry of a decree of dissolution with respect to the Company by a court of competent jurisdiction.
     (c) When the Company is not the surviving entity in a merger or consolidation under the Act.
     SIXTH. The name and address of the organizer of the Company is as follows:

Name of Organizer	Address

SMF Registered Services, Inc.	1201 Walnut, Suite 2800
Kansas City, Missouri 64106

     SEVENTH. No Member or manager, solely by reason of being a Member or manager, or both, shall be liable, under a judgment, decree or order of a court, or in any manner, for a debt, obligation or liability of the Company, whether arising in contract, tort or otherwise, or for the acts or omissions of any other Member, manager, agent or employee of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under the Company’s Operating Agreement or the Act shall not be grounds for imposing liability on the Members or any manager for the debts, obligations, or liabilities of the Company.
     EIGHTH. No Member or manager shall have the authority to act on behalf of the Company unless the transaction, agreement or action with respect to which such Member or manager is acting has been approved, or is otherwise authorized, in accordance with the Company’s Operating Agreement.
     NINTH. The Company reserves the right to amend these Articles of Organization in the manner now or hereafter permitted by the Act and the Company’s Operating Agreement, and all rights and powers conferred herein are granted subject to this reservation.
     TENTH. Unless otherwise indicated, capitalized terms used in these Articles of Organization, but not otherwise defined in these Articles of Organization, shall have the respective meanings set forth in the Company’s Operating Agreement.
     ELEVENTH. These Articles of Organization are to become effective, and the limited liability company shall commence its existence, as of 12:02 a.m. CDT, May 30, 2004.
     The undersigned, for the purpose of forming a limited liability company under the Act, does hereby execute these Articles of Organization, this 26th day of May, 2004, and does hereby affirm, under penalties of perjury, that the facts stated herein are true and that the undersigned is duly authorized to execute these Articles of Organization.

Organizer: SMF REGISTERED SERVICES, INC.
By:	/s/ Kyle McCurry
Kyle McCurry, Vice President

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